Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (“the Creditor”) dated June 22, 2009

Main contents
➢	Contract number: 81101200900001357;
➢	Loan principal: HKD 5.2363584 million;
➢	Loan term: from June 22, 2009 to June 22, 2010;
➢	Interest rate: fixed at 0.41286%;
■	Penalty interest rate for delayed repayment: 0.41286% plus 30% *0.41286%;
■	Penalty interest rate for embezzlement of loan proceeds: 0.41286% plus 50% *0.41286%;

➢	Purpose of the loan is to provide import payments of the Company;
➢	Advanced repayment of loan needs to be approved by the Creditor;
➢
Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted:
➢       Loan arrangement
➢       Interest clearing of the loan
➢       Payment of the loan
➢       Interest penalty of loan
➢       Rights and obligation of the Company
➢       Rights and obligations of the Creditor
➢       Guarantee of the loan agreement
➢	Disputation settlement
➢	Supplemental
➢       Validity
➢       Text
➢	Notification